Exhibit 32.2

Certification

In connection with the Quarterly Report on Form 10-Q of Biofrontera Inc. (the “Company”) for the quarter ended September 30, 2021, as filed with the Securities and Exchange Commission on the date hereof (the “Quarterly Report”), pursuant to the requirement set forth in Rule 13a-14(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C. §1350), Erica Gates, Corporate Controller of the Company, hereby certifies that, to the best of her knowledge:

1.	The Quarterly Report fully complies with the requirements of Section 13(a) or Section 15(d) of the Exchange Act; and

2.	The information contained in the Quarterly Report fairly presents, in all material respects, the financial condition and results of operations of the Company for the period covered by the Quarterly Report.

Dated: November 30, 2021	By:	/s/ Erica Gates
Erica Gates
Corporate Controller
(Chief Accounting Officer)

This certification accompanies the Quarterly Report to which it relates, is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (whether made before or after the date of the Quarterly Report). It will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.